UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Silicon Graphics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January     , 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on March 23, 2006 at 3:00 p.m. at the Crowne Plaza Hotel, 4290 El Camino Real, Palo Alto, California.

The Notice of Annual Meeting and Proxy Statement that accompany this letter provide an outline of the business to be conducted at the meeting. In addition to the matters to be voted on, there will be a report on the progress of the Company and an opportunity for stockholders to ask questions.

We hope you will be able to join us. To ensure your representation at the meeting, we urge you to vote your shares as soon as possible. The proxy card includes instructions on how to vote on the Internet, by telephone or by returning your proxy card. Your vote is very important.

We encourage you to receive future annual reports and proxy statements from SGI electronically. This will help us save costs in producing and distributing these materials. If you wish to receive our annual report and proxy statement electronically next year, please follow the instructions on the enclosed proxy card.

Sincerely,

/s/ Robert R. Bishop

ROBERT R. BISHOP
Chairman and Chief Executive Officer Silicon Graphics, Inc.

SILICON GRAPHICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Silicon Graphics, Inc. will be held on March 23, 2006 at 3:00 p.m., local time, at the Crowne Plaza Hotel, 4290 El Camino Real, Palo Alto, California, for the following purposes:

1.	To elect two Class I directors of the Company to serve for three-year terms.

2.	To authorize the Board of Directors to amend the Company’s Restated Certificate of Incorporation, as amended, to effect a reverse stock split at one of three ratios and to change the number of authorized shares of common stock.

3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2006.

4.	To consider any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

The Proxy Statement accompanying this Notice describes these matters more fully.

January 27, 2006 is the record date for notice and voting. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

We invite all stockholders to attend the meeting in person. Even if you plan to attend, please vote your shares as soon as possible. You may vote by telephone, on the Internet or by signing and returning the proxy card in the enclosed envelope.

Sincerely,

/s/ Sandra M. Escher

Sandra M. Escher
Senior Vice President, General Counsel and Secretary

Mountain View, California

January     , 2006

SILICON GRAPHICS, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

SILICON GRAPHICS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is very important. For this reason, our Board of Directors (the “Board”) is requesting that you permit your shares of common stock to be represented at Silicon Graphics, Inc.’s 2005 Annual Meeting of Stockholders by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the meeting.

General Information

Silicon Graphics, Inc., referred to in these proxy materials as SGI, we or the Company, is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held on March 23, 2006 at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Crowne Plaza Hotel, 4290 El Camino Real, Palo Alto, California. SGI’s principal offices are located at 1500 Crittenden Lane, Mountain View, California 94043-1351, and our telephone number at that location is 650-960-1980.

These proxy solicitation materials will be mailed on or about February        , 2006 to all stockholders entitled to vote at the meeting.

Who May Vote at the Annual Meeting

You may vote your stock if our records show that you owned your shares on the record date, which is January 27, 2006. As of the record date, there were issued and outstanding                  shares of our common stock, $0.001 par value.

Our Restated Certificate of Incorporation, as amended, provides for cumulative voting for the election of directors. Stockholders may allocate among one or more candidates the number of votes equal to the number of directors to be elected multiplied by the number of shares or equivalent shares of common stock held. However, no stockholder may cumulate votes unless prior to the voting the candidate’s name has been placed in nomination in a timely manner in accordance with our bylaws and a stockholder has given notice prior to the meeting of the intention to cumulate votes.

On all other matters, each share of common stock has one vote.

Principal Share Ownership

As of January 19, 2006, the following persons were known by the Company to be the beneficial owners of more than 5% of any class of our voting securities:

	Class of Securities	Number of Shares Beneficially Owned(1)	Percent of Class
Aristeia Capital, LLC (2) 277 Park Avenue, 27th Floor New York, NY 10726	Common Stock	21,357,600	7.96%

Capital Research & Management Co. (3) 333 South Hope St., 55th Floor Los Angeles CA 90071	Common Stock	14,000,000	5.22%

Credit Suisse First Boston (4) PO Box 900 Zurich, Switzerland	Common Stock	16,218,058	6.04%

Deutsche Bank AG (5) Taunusanlage 12 D-60325 Frankfurt Am Main Ge I8	Common Stock	13,359,176	4.98%

Morgan Stanley (6) 1585 Broadway New York, NY 10036	Common Stock	17,605,561	6.56%

(1)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to the shares of the Company’s common stock beneficially owned except as otherwise indicated. Calculated based on 268,402,188 shares of the Company’s common stock outstanding on January 19, 2006, adjusted as required under the rules promulgated by the United States Securities and Exchange Commission (the “SEC”). To the extent a stockholder has disclosed ownership of the Company’s 6.50% Senior Secured Convertible Notes due 2009 on Schedule 13G, the SEC rules treat as outstanding all shares of common stock that such holder would receive upon conversion of the Notes for the purpose of computing the number of shares beneficially owned and percentage ownership of that holder; however, the SEC rules do not treat as outstanding any other portion of the 150,862,400 shares of common stock issuable upon conversion of the Notes as of January 19, 2006.
(2)	As reported on a Schedule 13G/A filed February 14, 2005.
(3)	As reported on a Schedule 13G/A filed February 14, 2005.
(4)	As reported on a Schedule 13G filed February 14, 2005. Credit Suisse First Boston and various entities affiliated with it share voting and investment discretion with respect to the reported securities.
(5)	As reported on a Schedule 13G filed February 9, 2005.
(6)	As reported on a Schedule 13G filed February 15, 2005. Morgan Stanley and various entities affiliated with it share voting and investment discretion with respect to certain of the reported securities.

This information is based on periodic SEC filings by stockholders and may not reflect current ownership.

Cost of This Proxy Solicitation

SGI will pay the cost of soliciting proxies. We will pay Georgeson Shareholder Communications Inc., a proxy solicitation firm, a fee expected not to exceed $9,000 for its services in the solicitation of proxies and will reimburse the firm for certain out-of-pocket expenses. We may also reimburse intermediaries for their expenses in forwarding solicitation materials to beneficial owners. Our directors, officers and employees may also solicit proxies, without additional compensation.

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are SGI stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to Investor Relations, Silicon Graphics, Inc., 1500 Crittenden Lane, Mountain View, California 94043, or (3) call our Investor Relations department at 650-933-6102. We will promptly deliver, upon request to the address or telephone number listed above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Voting Your Proxy

Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. For shares held through a broker, bank or other nominee, follow the instructions on the voting instruction card included with your voting materials. If you provide specific voting instructions, your shares will be voted as you have instructed and as the proxy holders may determine within their discretion with respect to any other matters that properly come before the meeting.

If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board on all matters and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker or other nominee may have authority to vote your shares on certain matters. New York Stock Exchange (“NYSE”) regulations prohibit brokers or other nominees that are NYSE member organizations from voting in favor of proposals relating to non-routine matters, such as equity compensation plans and certain other matters, unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. NASD member brokers are also prohibited from voting on these types of proposals without specific instructions from beneficial holders. In the absence of controlling precedent to the contrary, we intend not to consider broker non-votes (that is, shares held by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter) in determining whether the requisite majority of votes cast has been obtained with respect to a particular matter.

Votes Needed to Hold the Meeting

The quorum requirement for the transaction of business at the Annual Meeting is that holders of a majority of the shares of common stock entitled to vote must be present in person or by proxy. Both abstentions and broker non-votes will count for purposes of establishing a quorum.

Internet or Telephone Voting

For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with EquiServe, our transfer agent, may vote by telephone by calling 877-779-8683 or may vote on the Internet at the following address on the World Wide Web: http://www.eproxyvote.com/sgi.

For Shares Registered in the Name of a Brokerage Firm or Bank. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. This program is different from the program provided by EquiServe for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in this program, you may vote those shares by calling the telephone number referenced on your voting form. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you already have been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by twelve noon (Eastern Time) on March 22, 2006. Giving a proxy in this manner will not affect your right to vote in person should you decide to attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised by counsel that the telephone and Internet voting procedures that have been made available through EquiServe and the street name program are consistent with the requirements of applicable law. Stockholders voting via the Internet through either of these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Changing Your Vote

Any proxy given in response to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of the Company at our principal offices a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Deadline for Receipt of Stockholder Proposals for 2006 Annual Meeting

Proposals of stockholders intended to be presented at our 2006 annual meeting of stockholders must be received by our Corporate Secretary no later than                         , 2006 in order to be included in the proxy materials for that meeting.

If you intend to present a proposal at our 2006 annual meeting, but you do not intend to have it included in our 2006 proxy statement, notice must be received by our Corporate Secretary no later than                         , 2006. The notice must comply with the provisions in our By-Laws, which are available on our website at http://www.sgi.com/company_info under the heading “Corporate Governance”.

PROPOSAL 1

ELECTION OF DIRECTORS

We have six directors serving on our Board, divided into three classes serving staggered terms. As a result of Charles Steinberg’s retirement from the Board in February 2005, the Company will re-classify the board membership structure in order to equalize the membership size of the three classes. Lewis S. Edelheit, who is up for re-election this year, is nominated for re-election as a Class I director to a three-year term expiring at the 2008 Annual Meeting. Anthony R. Muller, who was elected as a Class II director in 2003, is nominated for re-election as a Class I director to serve a three-year term expiring at the 2008 Annual Meeting. The Board has nominated these individuals for election to the Board at the recommendation of the Corporate Governance and Nominating Committee, which consists solely of independent directors as defined by the rules of the New York Stock Exchange. Following the Annual Meeting, at which two Class I directors are to be elected, the Board will be comprised of two directors in Class I, two in Class II and two in Class III. The current Class II directors’ terms expire at the 2006 Annual Meeting, and the current Class III directors’ terms expire at the 2007 Annual Meeting. The Board has adopted a resolution to reduce the number of directors from seven to six pursuant to the terms of our bylaws.

Directors and Nominees for Director

Unless otherwise instructed, the proxy holders will vote for the nominees named below. In the unexpected event that any nominee becomes unavailable or declines to serve, the proxy holders will vote the proxies in their discretion for any nominee designated by the Board to fill the vacancy. If additional persons are nominated, the proxy holders intend to cumulate their votes if necessary to elect the nominees listed below, and, in that event, the specific nominees to be voted for will be determined by the proxy holders.

Name	Class	Age	Principal Occupation	Director Since
Nominees for Director
Lewis S. Edelheit, Ph.D.	I	63	Former Senior Vice President, Corporate Research & Development, General Electric Company	2002
Anthony R. Muller	I	62	Former Executive Vice President and Chief Financial Officer, JDS Uniphase Corporation	2003
Continuing Directors
Robert R. Bishop	III	63	Chairman and Chief Executive Officer, Silicon Graphics, Inc.	1993
James A. McDivitt	II	76	Former Senior Vice President, Government Operations and International, Rockwell International Corporation	1987
Arthur L. Money	II	65	Former Assistant Secretary of Defense for Command, Control, Communications and Intelligence and Chief Information Officer, U.S. Department of Defense	2001
Robert M. White, Ph.D.	III	67	University Professor Emeritus at Carnegie Mellon University and Consulting Professor at Stanford University	2002

Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships among our directors or executive officers.

Mr. Bishop was appointed the Chairman of the Board and Chief Executive Officer of Silicon Graphics, Inc. in the fall of 1999. From 1996 to 1999, he was the non-executive Chairman of the Board of Silicon Graphics World Trade Corporation, and from 1986 to 1995 he was the President of Silicon Graphics World Trade Corporation.

Dr. Edelheit served as Senior Vice President of General Electric’s corporate research and development and in similar capacities from 1992 until his retirement in December 2001. He began his career at General Electric in 1969, where he helped pioneer major advances in computed tomography. Between 1986 and 1991, he left General Electric to become President and CEO of Quantum Medical Systems and remained its President after it was acquired by Siemens Corporation. He is a member of the National Academy of Engineering and a Fellow of the American Physical Society. He is also a director of Sonic Innovations, Inc., a director of VWR International, Inc., a non-public company and Chairman of the Laboratory Advisory Committee of the Pacific Northwest National Laboratory, a non-public research laboratory.

Mr. McDivitt was Senior Vice President, Government Operations and International, of Rockwell International Corporation until his retirement in March 1995. He currently serves as the Lead Director for the Company’s Board.

Mr. Money served as the Assistant Secretary of Defense for Command, Control, Communication and Intelligence (C3I) from October 1999 to April 2001. Prior to his Senate confirmation in that role, he was the Senior Civilian Official, Office of the ASD (C31) from February 1998. Mr. Money also served as the Chief Information Officer for the Department of Defense from 1998 to 2001. From 1996 to 1998, he served as Assistant Secretary of the Air Force for Research, Development and Acquisition, and as CIO for the Air Force. Prior to his government service, Mr. Money held senior management positions with ESL Inc., a subsidiary of TRW, and the TRW Avionics and Surveillance Group, including the position of President of ESL between January 1990 and January 1996. He is also a director of CACI International, Terremark Worldwide, Inc., Essex Corporation, Intelli-Check, Intevac Corporation, Safenet Inc., Steelcloud, Inc. and Federal Services Acquisition Corp.

Mr. Muller served as Executive Vice President and Chief Financial Officer of JDS Uniphase Corporation, a manufacturer of optical products for communications and industrial, commercial and consumer applications from May 2000 until his retirement in February 2003. Before that, he served as Senior Vice President and Chief Financial Officer of JDS Uniphase Corporation from January 1998 to May 2000. He served as a member of the board of directors of Uniphase Corporation from 1984 to 1998. Mr. Muller also serves as a member of the board of directors of WebEx Communications.

Dr. White currently serves as University Professor Emeritus of Electrical and Computer Engineering (ECE) at Carnegie Mellon University and Consulting Professor of Materials Science and Engineering at Stanford University. He joined Carnegie Mellon University in 1993 as head of ECE and subsequently served as director of the Data Storage Systems Center. Prior to that, he served as the first Undersecretary of Commerce for Technology under President George H. Bush and held senior management positions at Control Data Corporation and Xerox’s Palo Alto Research Center. He is also a director of STMicroelectronics N.V., and ENSCO, Inc., a private company, and a member of the National Academy of Engineering.

Corporate Governance

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines. These guidelines govern, among other things, Board member qualifications, responsibilities, compensation, education, management succession, committee composition and charters, as well as Board self-evaluation. The corporate governance guidelines are available on our website at http://www.sgi.com/company_info/ under the heading “Corporate Governance”.

Lead Director

As provided in the corporate governance guidelines, the non-management members of the Board periodically designate a Lead Director. James A. McDivitt currently serves as the Lead Director. In this role, his duties include serving as chairman of the non-management directors’ executive sessions, providing advice to the Chairman of the Board in planning meetings, and such other duties as the Board may delegate to assist in meeting its responsibilities.

About the Board and its Committees

The Board and its committees meet throughout the year on a regular schedule, and hold special meetings or act by written consent as needed. During fiscal 2005, the Board held sixteen meetings, either in person or by telephone. Each regularly scheduled meeting of the Board includes a separate executive session for the non-management members of the Board.

Our corporate governance guidelines require that at least a majority of the Board be “independent” within the meaning of the corporate governance listing standards of the New York Stock Exchange. The Board has determined that, except for Robert R. Bishop, our Chairman and Chief Executive Officer, none of its directors has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and each of them is independent within the meaning of our director independence standards, which reflect the director independence standards of the New York Stock Exchange. The Board of Directors periodically reviews its standing committees, the committee charters, and the appointment of directors to serve on standing committees. We currently have three standing committees: the Audit Committee, the Compensation and Human Resources Committee and the Corporate Governance and Nominating Committee. The Board has determined that all members of these committees are independent directors within the meaning of the requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and related SEC rules. Each of our standing committees operates under a written charter adopted by the Board and each committee’s charter is available on our website at http://www.sgi.com/company_info under the heading “Corporate Governance”.

Audit Committee. The members of the committee are Anthony R. Muller (chair), James A. McDivitt, and Robert M. White. Charles Steinberg served on the committee until his February 2005 retirement from the Board at which time Dr. White joined the committee. The committee held ten meetings during fiscal 2005, either in person or by telephone. The Board has determined that Mr. Muller qualifies as an “audit committee financial expert” as that term is defined in the SEC regulations. Among other matters, the committee:

•	Hires and replaces the independent auditors as appropriate;

•	Evaluates the performance and independence of the independent auditors and pre-approves any audit and non-audit services provided by the independent auditors and approves fees related to such services;

•	Reviews and discusses with management, the internal auditors and the independent auditors our financial statements and accounting principles; and

•	Oversees the internal auditing functions and controls.

Compensation and Human Resources Committee. The members of the committee are Lewis S. Edelheit (chair), Arthur L. Money and Anthony R. Muller. Charles Steinberg served as the chair of the committee until his February 2005 retirement from the Board at which time Dr. Edelheit was appointed as chair and Mr. Money joined the committee. The committee held four meetings during fiscal 2005, either in person or by telephone. Among other matters, the committee:

•	Reviews and approves our compensation and benefits policies, including equity compensation plans;

•	Reviews management performance and our succession planning; and

•	Reviews and approves executive compensation policies, including compensation of the chief executive officer.

Corporate Governance and Nominating Committee. The members of the committee are James A. McDivitt (chair), Lewis S. Edelheit and Robert M. White. The Corporate Governance and Nominating Committee held four meetings in fiscal 2005. Among other matters, the committee:

•	Identifies individuals qualified to become Board members and recommends directors for appointment to Board committees;

•	Makes recommendations to the Board as to determinations of director independence;

•	Evaluates Board performance and oversees and sets compensation for our directors; and

•	Oversees corporate governance and compliance policies and procedures.

The Corporate Governance and Nominating Committee identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and capability. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the committee considers issues of judgment, diversity, age, skills, background, experience and such other factors as it deems appropriate given the current needs of the Board and the Company.

Candidates for director suggested by stockholders will be considered by the Corporate Governance and Nominating Committee. The committee screens all potential candidates in the same manner regardless of the source of the recommendation. Such suggestions should include the candidate’s name and qualifications and may be submitted in writing to the Corporate Secretary, Silicon Graphics, Inc., 1500 Crittenden Lane, Mail Stop 554, Mountain View, CA 94043-1351. In addition, nominations for director may be made by a stockholder entitled to vote who complies with the advance notice provision in our By-Laws, which are available on our website at http://www.sgi.com/company_info under the heading “Corporate Governance”. For our 2006 annual meeting of stockholders, we must receive this notice between November 23, 2006 and December 26, 2006, subject to the terms of our By-Laws.

Each director attended at least 75% of the aggregate number of meetings of the Board and committees on which such director served during fiscal 2005. Local members of the Board are encouraged to attend annual meetings of our stockholders and directors from outside California are encouraged to listen to the webcast of the meetings. Four directors attended the 2004 annual meeting of stockholders in person.

Contacting the Board of Directors

The Board, including a majority of the company’s independent directors, has adopted a formal process by which stockholders may communicate with the Board. Stockholders may communicate with the Board at any time by writing to our Corporate Secretary at 1500 Crittenden Lane, Mail Stop 554, Mountain View, CA 94043 or by sending an email to the Board at boardcommunication@sgi.com. All concerns will be received and processed by our Corporate Secretary as further described on our website at http://www.sgi.com/company_info/corporate_governance/contact_board.html. Concerns relating to SGI accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Other concerns will be referred to the independent Lead Director of the Board.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics encompasses our “code of ethics” applicable to our Chief Executive Officer, principal financial officer, and principal accounting officer and controller. The Code of Business Conduct and Ethics is available on our website at http://www.sgi.com/company_info under the heading “Corporate Governance”. You may also request a copy of the Code of Business Conduct and Ethics, free of charge, by writing or calling us at: Silicon Graphics, Inc., Attn: Investor Relations, 1500 Crittenden Lane, Mountain View, California 94043; telephone: (650) 933-6102. We intend to make any required disclosures regarding amendments to or waivers granted to any of our directors or executive officers under the Code of Business Conduct and Ethics on our website.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Human Resources Committee during fiscal 2005 were Dr. Edelheit, Mr. Muller, Mr. Steinberg, until his retirement from the Board in February 2005, and Mr. Money, who joined the committee upon Mr. Steinberg’s retirement in February 2005. Each committee member is a non-employee director. No interlocking relationship exists between the Board or Compensation and Human Resources Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Director Compensation

Employee directors are not compensated for their service on the Board.

Each non-employee director receives a fee of $6,000 per quarter and $2,000 for each Board and each separate committee meeting attended. The chair of each committee receives an additional $1,000 for each separate committee meeting attended. The Lead Director receives an additional fee of $3,000 per quarter.

Mr. Money, Mr. McDivitt and Dr. White also serve on the board of our federal government sales subsidiary and receive fees of $2,000 per meeting attended, except that Mr. Money receives an additional $1,000 per meeting attended as chairman of the subsidiary’s board.

Each non-employee director is granted an option to purchase 50,000 shares of common stock on the date on which he or she first becomes a director. These options become exercisable in installments on the first two anniversary dates following the date of grant, subject to accelerated vesting on a change in control. At the time of the regularly scheduled October meeting of the Board (or if the Board does not meet in October, at the next regularly scheduled meeting), each non-employee director who has served on the Board for at least six months also receives an option to purchase 20,000 shares of common stock which is fully exercisable on the date of grant. The exercise price of the initial option grants and the annual option grants to directors is the fair market value at the time of grant. Options granted to non-employee directors expire after ten years, and can only be exercised while the optionee is a director, or within three months after service as a director terminates or within one year after a director’s service terminates due to death, disability or retirement from the Board with more than five years of service at age 65 or above.

Vote Required

Directors must be elected by a plurality of the votes cast at the Annual Meeting. This means that the two nominees receiving the highest number of votes will be elected. Abstentions will have no effect on the election of directors. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote on this proposal, your broker may have authority to vote your shares. You may give each nominee one vote for each share you hold; or you may cumulate your votes by giving one candidate a number of votes equal to the number of directors to be elected which is two, multiplied by the number of shares or equivalent shares you hold; or you may distribute your votes among as many candidates as you wish. However, you may not cast votes for more than two nominees. No stockholder may cumulate votes unless prior to the voting the candidate’s name has been placed in nomination in a timely manner in accordance with our bylaws and a stockholder has given notice prior to the meeting of the intention to cumulate votes.

Recommendation

The Board recommends that you vote “FOR” each of the nominees to the Board set forth in this Proposal 1.

PROPOSAL 2

AMEND THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT AT ONE OF THREE RATIOS AND TO CHANGE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General

We are requesting stockholder approval to grant the Board of Directors the authority to effect a reverse stock split at one of three ratios – 1-for-10, 1-for-15, or 1-for-20 – and to change the number of authorized shares of our common stock. The Board of Directors has unanimously adopted resolutions seeking stockholder approval to amend SGI’s Restated Certificate of Incorporation, as amended, to effect a reverse stock split of SGI common stock and to change the number of authorized shares of SGI common stock from 750 million to 100 million, 65 million or 50 million, depending on the reverse stock split ratio selected. If the proposal to effect a reverse stock split and change the number of authorized shares of common stock is approved by the stockholders, the Board of Directors may subsequently effect, in its sole discretion, a reverse stock split based upon any of the following three ratios: 1-for-10, 1-for-15, or 1-for-20. Approval of this proposal by our stockholders would give the Board of Directors authority to implement the reverse stock split and change in the number of authorized shares of our common stock at any time prior to March 23, 2007. In addition, notwithstanding approval of this proposal by the stockholders, the Board of Directors may, in its sole discretion, determine not to effect, and to abandon, the reverse stock split and change in number of authorized shares of SGI common stock without further action by our stockholders.

Background

We have been a public company since 1986 and have been a listed company on the New York Stock Exchange (the “NYSE”) since 1990. On November 7, 2005, trading of our common stock on the NYSE was suspended because the price of our common stock had fallen below the NYSE’s continued listing standard relating to minimum share price and on December 21, 2005, the NYSE applied to the SEC to delist our common stock at the opening of the trading session on January 13, 2006. Since the date of suspension, our common stock has been traded on the over-the-counter market and is currently quoted on the OTC Bulletin Board.

The Board of Directors believes that it is in the best interests of our stockholders and the Company for the Board to have authority to implement a reverse stock split in order to decrease the number of shares of SGI common stock outstanding and thereby attempt to raise proportionally the per share price of SGI common stock. The Board of Directors also believes that it is in the best interests of our stockholders and the Company to decrease the number of authorized shares of our common stock in absolute terms but to effectively increase this number on a post-reverse stock split basis in connection with the implementation of the reverse stock split. If the reverse stock split is implemented, each of our stockholders would continue to hold the same percentages of our common stock outstanding after the reverse stock split as such stockholder held immediately prior to the reverse stock split, except to the extent that any SGI stockholder who would otherwise own a fractional share after the reverse split will receive an additional whole share as a result of rounding.

The Board of Directors believes that by decreasing the number of shares of our common stock outstanding through the proposed reverse stock split, our share price may return to a price level typical of share prices of other widely owned public companies in our industry. The Board believes that a higher share price resulting from a reverse stock split of our common stock may meet investing guidelines for certain institutional investors and investment funds, and that our stockholders will benefit from relatively lower trading costs for a higher priced stock. The Board also believes that we will benefit from reduced costs associated with stockholder communications. In addition, the Board believes that a reverse stock split will facilitate efforts by the Company to seek additional investment or strategic alternatives with the goal of preserving and creating value for the benefit of stockholders and creditors.

The Board of Directors also believes it is in the best interests of our stockholders and the Company to decrease the total number of authorized shares of SGI common stock in connection with the reverse stock split in order to, among other things, realign the proportion of issued and outstanding shares to authorized shares. The total number of shares authorized for issuance will be 100 million, 65 million or 50 million, depending on the reverse stock split ratio selected by the Board. A decrease in the number of authorized shares of our common stock will result in a lower number of authorized but unissued shares of common stock available for future issuance. However, because the number of authorized shares of SGI common stock will not be decreased at the same rate as the reverse stock split ratios, the number of authorized shares of our common stock will effectively be increased by this proposal. If this proposal is approved by our stockholders and the Board of Directors decides to effect the amendments to the Restated Certificate of Incorporation, as amended, the number of authorized shares of SGI common stock will effectively be increased by approximately 30%. The percentage of authorized shares of our common stock available for issuance will accordingly increase after implementation of the proposed reverse stock split and related decrease in number of authorized shares of common stock. The Board of Directors believes that such an effective increase in the number of shares of common stock authorized for issuance after implementation of the proposed decrease in number of authorized but unissued shares will also facilitate efforts by the Company to seek additional investment or strategic alternatives with the goal of preserving and creating value for the benefit of stockholders and creditors.

On January 19, 2006, 750 million shares of our common stock were authorized for issuance. Of these, 470,818 175 shares, or 62.8%, were issued and outstanding or reserved for issuance. The following table shows the number of shares of our common stock that would be issued and outstanding or reserved for issuance and the number of shares of common stock authorized under each of the proposed reverse stock split ratios, based on our capitalization as of January 19, 2006.

Reverse Stock Split Ratio for Issued and Reserved Common Stock	1:10	1:15	1:20
Number of Shares of Common Stock Issued and Outstanding or Reserved for Issuance After Reverse Stock Split	47,081,818	31,387,878	23,540,909
Number of Shares of Common Stock Authorized After Reverse Stock Split	100,000,000	65,000,000	50,000,000
Total Number of Shares of Common Stock Issued and Outstanding or Reserved for Issuance as a % of Authorized Shares After Reverse Stock Split	47.1%	48.3%	47.1%

The Board of Directors has considered on various occasions whether to effect a reverse stock split. Initially, one consideration was to avoid possible delisting from the NYSE because our stock price was below the NYSE minimum price of $1.00 in August 2001. On each such occasion, however, we were able to cure our deficiency with the NYSE’s minimum price requirement and a reverse stock split was not necessary to avoid having our stock delisted from the NYSE. The Board again considered recommending a reverse stock split to the stockholders when the thirty-day average of our stock price fell below the NYSE minimum price of $1.00 in May 2005. However, during discussions between the Company and the NYSE, we were informed that the NYSE did not consider a reverse stock split to be a suitable solution. Our stock price failed to increase above the NYSE minimum price between May and November 2005, and the NYSE suspended trading in our common stock following the close of trading on November 7, 2005 and applied to the SEC to delist our common stock at the opening of the trading session on January 13, 2006.

The Board of Directors believes that stockholder approval of three potential exchange ratios (rather than a single exchange ratio) provides the Board of Directors with the flexibility to achieve the desired results of the reverse stock split. If the stockholders approve this proposal, the Board of Directors would effect a reverse stock split and change in the number of authorized shares of our common stock only upon the Board’s determination that they would be in the best interests of the stockholders at that time. To effect a reverse stock split and decrease in number of authorized shares of our common stock, the Board would set the timing for such a split and select the specific ratio and number of authorized shares of common stock from among the three ratios and related authorized share capital amounts set out in this proposal 2. No further action on the part of stockholders would be required either to implement or to abandon the reverse stock split and decrease the number of authorized shares of our common stock. If the proposal is approved by stockholders, and the Board of Directors determines to implement any of the reverse stock split ratios and the related changes in the number of authorized shares of our common stock, SGI will communicate to the public, prior to the effective date of the reverse stock split and change in the number of authorized shares of common stock, additional details regarding these matters, including the specific ratio and number of authorized shares of common stock the Board selects. If the Board of Directors does not implement the reverse stock split and change in the number of authorized shares of our common stock prior to March 23, 2007, the authority granted in this proposal to implement the reverse stock split and decrease in number of authorized shares will terminate. The Board of Directors reserves its right to elect not to proceed, and to abandon, the reverse stock split and change in the number of authorized shares of our common stock if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

Certain Risk Factors Associated with the Reverse Stock Split and Change in Number of Authorized Shares of Common Stock

If the reverse stock split is effected, the market price per share of SGI common stock may not equal or exceed the current per share market price in proportion to the decrease in number of old shares of SGI common stock.

There can be no assurance that the market price per share of SGI common stock after the reverse stock split will increase in proportion to the decrease in number of shares of SGI common stock outstanding before the reverse stock split. For example, based on the closing price on the OTC Bulletin Board of SGI common stock on January 19, 2006 of $0.33 per share, if the Board of Directors decides to implement the reverse stock split and selects a reverse stock split ratio of 1-for-10, there can be no assurance that the post-split market price of SGI common stock would be $3.30 per share or greater. The market price of SGI’s common stock will be based on SGI’s operating performance and other factors, some of which are unrelated to the number of shares outstanding.

Accordingly, the total market capitalization of SGI common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split, and the market price of SGI common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split. Furthermore, the liquidity of SGI’s common stock may be adversely affected by the decreased number of shares that would be outstanding after the reverse stock split.

If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors.

While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.

There can be no assurance that the proposed reverse stock split and decrease in number of authorized shares of our common stock will facilitate or result in any investment or strategic alternative.

While the Board of Directors believes that a reverse stock split will facilitate efforts by the Company to seek additional investment or strategic alternatives with the goal of preserving and creating value for the benefit of stockholders and creditors, there can be no assurance that a reverse stock split and decrease in number of authorized shares of common stock would in fact facilitate or result in such an investment or strategic alternative.

After the proposed reverse stock split and change in number of authorized shares of common stock, we will be able to issue more shares of common stock without stockholder approval.

If the stockholders approve this proposal and the Board of Directors elects to effect a reverse stock split and change in number of authorized shares of common stock, the number of authorized shares of SGI common stock will be effectively increased by approximately 30%. For example, if the Board chooses to effect a reverse stock split at a ratio of 1-for-10, the number of our shares that are issued and outstanding or reserved for issuance will be reduced from 470,818,175 (as of January 19, 2006) to 47,081,818. However, the number of authorized shares of common stock will be reduced in absolute terms from 750,000,000 to 100,000,000, instead of 75,000,000. This represents an effective increase of 33% in the total number of authorized shares of common stock. If the reverse stock split and decrease in number of authorized shares of common stock are effected, we will be able to issue up to approximately 53% of our authorized shares of common stock without stockholder approval. The Company is seeking investment or strategic alternatives with the goal of preserving or creating value for the benefit of its stockholders and creditors. These alternatives could involve the issuance of shares of common stock or preferred stock. Although the Company is no longer subject to NYSE rules, if it decides to enter into any transaction involving an issuance of 20% or more of its authorized shares of common stock, the Company intends to seek stockholder approval for such issuance.

Impact of the Proposed Reverse Stock Split and Change in Number of Authorized Shares of Common Stock if Implemented

If approved and effected, the reverse stock split will be realized simultaneously for all issued and outstanding as well as reserved SGI common stock and the ratio will be the same for all such SGI common stock. The reverse stock split and change in number of authorized shares of common stock will affect all SGI stockholders uniformly and will not affect any stockholder’s percentage ownership interests in SGI, except to the extent that any SGI stockholder who would otherwise own a fractional share will receive an additional whole share as a result of rounding. As described below, each fractional share that results from the reverse stock split will be rounded up to a whole share. Because no stockholders will be cashed out in the reverse stock split, no decrease in the number of stockholders is expected.

The principal effects of the reverse stock split and change in number of authorized shares of common stock will be that:

•	the number of shares of SGI common stock issued and outstanding will be decreased from approximately 268 million shares to a range of approximately 26.8 million to 13.4 million shares, depending on the reverse stock split ratio selected by the Board of Directors;

•	the number of shares of SGI common stock authorized for issuance will be decreased from 750 million shares to a range of 50 million to 100 million shares, depending on the reverse stock split ratio and number of authorized shares of common stock selected by the Board of Directors;

•	the number of authorized shares of common stock available for issuance as a percentage of total number of authorized shares of common stock will increase from approximately 37% to approximately 53%;

•	the number of shares of SGI common stock that may be issued upon the exercise of conversion rights by holders of securities convertible into SGI common stock will be decreased proportionately based upon the reverse stock split ratio selected by the Board of Directors;

•	based on the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of SGI common stock, which will result in approximately the same aggregate amount being required to be paid for such options upon exercise immediately preceding the reverse stock split; and

•	the number of shares reserved for issuance under the Amended and Restated 1993 Long-Term Incentive Stock Plan, the Amended and Restated 1996 Supplemental Non-Executive Equity Incentive Plan and the Amended and Restated 1998 Employee Stock Purchase Plan will be decreased proportionately based on the reverse stock split ratio selected by the Board of Directors.

In addition, the reverse stock split will increase the number of stockholders who own odd lots (fewer than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Fractional Stockholders

Each fractional share that results from the reverse stock split will be rounded up to a whole share. The number of shares to be issued in connection with rounding up such fractional interests is not expected to be material.

Effect on SGI Employees and Directors of SGI

If you are an SGI employee, the number of shares reserved for issuance under SGI’s existing stock option plans and the employee stock purchase plan will be decreased proportionately based on the reverse stock split ratio selected by the Board of Directors. In addition, the number of shares issuable upon the exercise of options and the exercise price for such options will be adjusted based on the reverse stock split ratio selected by the Board of Directors.

Effect on Registered and Beneficial Stockholders

Upon a reverse stock split, we intend to treat stockholders holding SGI common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding SGI common stock in “street name.” However, these banks, brokers or other nominees may apply their own procedures for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Owners of Our Convertible Securities

If you are a holder of our 6.50% Senior Secured Convertible Notes due June 1, 2009, or 6.125% Convertible Subordinated Debentures due February 1, 2011, the number of SGI common shares into which each convertible security may be converted will be adjusted proportionately based on the reverse stock split ratio selected by the Board of Directors.

Effect on Registered “Book-entry” Stockholders

Registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of SGI common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares. After the reverse stock split, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

Effect on Registered Certificated Shares

Some of our registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our exchange agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the exchange agent. Upon receipt of your stock certificate, you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system.

No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent.

At any time after receipt of your direct registration system statement, you may request a stock certificate representing your ownership interest.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Authorized Shares

The reverse stock split would affect all issued and outstanding shares of SGI common stock and outstanding rights to acquire SGI common stock. As of January 19, 2006, we had 750 million shares of authorized common stock and approximately 268 million shares of common stock issued and outstanding. Simultaneously with implementation of the reverse stock split we will decrease the number of authorized shares of SGI common stock from 750 million to 100 million, 65 million or 50 million, depending on the reverse stock split ratio selected by the Board. Although the total number of shares of common stock authorized for issuance will decrease, the percentage of authorized shares available for future issuances by us will increase. In addition, we will continue to have 2 million authorized shares of preferred stock, all of which are unissued at this time. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of SGI common stock will be diluted.

Accounting Matters

The reverse stock split and change in number of authorized shares of common stock will not affect the par value of SGI common stock. As a result, as of the effective time of the reverse stock split and change in number of authorized shares of common stock, the stated capital attributable to SGI common stock on its balance sheet will be decreased proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased. The per-share net income or loss and net book value of SGI common stock will be restated because there will be fewer shares of SGI’s common stock outstanding.

Potential Anti-Takeover Effect

The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of SGI with another company. However, the reverse stock split proposal is not being proposed to thwart any effort of which we are aware to accumulate SGI’s shares of common stock or obtain control of SGI.

Procedure for Effecting the Reverse Stock Split and Change in the Number of Authorized Shares of Common Stock

If the stockholders approve the proposal to authorize the reverse stock split and change the number of authorized shares of common stock, and the Board of Directors decides to implement the reverse stock split and change in number of authorized shares of common stock at any time prior to March 23, 2007, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Restated Certificate of Incorporation, as amended. The reverse stock split and change in number of authorized shares of common stock will become effective on the date of filing the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is set forth in Exhibit A to this proxy statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Chief Executive Officer or any Vice President of SGI may deem necessary and advisable to effect the reverse stock split and change in number of authorized shares of common stock.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, our stockholders are not entitled to appraisal rights with respect to the reverse stock split and decrease in number of authorized shares of common stock, and we will not independently provide stockholders with any such right.

Certain Federal Income Tax Consequences

The following description of certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (for example, non-resident aliens, broker-dealers or insurance companies) or any aspects of state, local or foreign tax laws. In addition, this discussion only applies to stockholders who hold their shares of SGI common stock as capital assets. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the reverse stock split.

The Company believes that because the reverse stock split is not part of a plan to increase periodically a stockholder’s proportionate interest in the assets or earnings and profits of the Company, the reverse stock split should have the following federal income tax effects.

A stockholder will not recognize any gain or loss for federal income tax purposes upon an exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. In the aggregate, such a stockholder’s basis in the post-reverse stock split shares received will equal the stockholder’s basis in its pre-reverse stock split shares, and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged therefor.

The Company will not recognize any gain or loss as a result of the reverse stock split.

Vote Required and Recommendation of Board of Directors. The affirmative vote of a majority of all outstanding shares of SGI common stock entitled to vote on this proposal will be required for approval of this proposal. An abstention will have the effect of a vote against the proposal.

The Board recommends that you vote “FOR” the proposal to amend the Restated Certificate of Incorporation, as amended, of SGI to effect a reverse stock split at one of the following three ratios – 1-for-10, 1-for-15, or 1-for-20 – and change the number of authorized shares of common stock.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“E&Y”), an independent registered public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 2006. We are asking the stockholders to ratify this appointment. In the event of a majority vote against ratification, the Audit Committee may reconsider its selection, and in any event is entitled to change independent registered public accounting firms at a later date. E&Y has audited our financial statements since the Company was formed in fiscal 1982. Representatives of E&Y are expected to be present at the meeting with the opportunity to make a statement, and to be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

In connection with the audit of the 2005 financial statements, we entered into an engagement letter with E&Y which set forth the terms by which E&Y will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

During fiscal 2005 and 2004, the aggregate fees billed by E&Y for professional services were as follows:

	Fiscal Year Ended
	June 24, 2005	June 25, 2004
Audit Fees: (1)	$7,395,000	$4,175,000
Audit-Related Fees: (2)	4,000	309,000
Tax Fees: (3)	221,000	536,000
All Other Fees: (4)	2,000	21,000

Total	$7,622,000	$5,041,000

(1)	Represents fees for professional services rendered in connection with the audit of the annual financial statements and for the review of the quarterly financial statements, advice on accounting matters that arose during the audit, services associated with SEC registration statements and audit services provided in connection with other statutory or regulatory filings. Fiscal 2005 includes approximately $3,299,000 in fees for assurance services provided in connection with assessment and testing of internal controls in connection with Section 404 of the Sarbanes Oxley Act of 2002 (“Section 404”).
(2)	Represents assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported in footnote (1) above. Fiscal 2005 fees consist of employee benefit plan audits. Fiscal 2004 fees represent assurance and related services surrounding the documentation of internal control policies and procedures over financial reporting in connection with Section 404. In February 2004, the SEC announced a delay in the effectiveness of Section 404 that made it effective for our fiscal year ended June 24, 2005.
(3)	Represents fees for international and U.S. tax planning and compliance services as well as consultation and assistance surrounding matters with various income and sales tax authorities.
(4)	Represents fees for services provided in connection with other miscellaneous items not otherwise included in the categories above.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by E&Y. In certain cases, the Audit Committee may delegate authority to pre-approve non-audit services on a preliminary basis to one or more members of the Audit Committee, provided that such pre-approvals are communicated to the full Committee at its next meeting. During fiscal 2005, all services were pre-approved by the Audit Committee in accordance with this policy.

In September 2005, E&Y issued its Independence Standards Board Standard No. 1 independence letters to the Audit Committee of our Board of Directors. E&Y reported that it is independent under applicable standards in connection with its audit opinion for the financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 24, 2005. SGI and E&Y continue to evaluate and review processes relevant to the maintenance of E&Y’s independence. The Audit Committee has discussed with E&Y its independence from SGI.

Recommendation

The Board recommends voting “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2006.

OTHER INFORMATION

Security Ownership of Management

The following table sets forth the beneficial ownership of SGI’s common stock as of January 19, 2006 by each director or nominee director, by each of the current executive officers named in the table under “Executive Officer Compensation” below, and by all such persons and all current executive officers as a group:

Name	Number of Shares Beneficially Owned(1)	Percent of Common Stock
Robert R. Bishop	7,291,044	2.69%
Lewis S. Edelheit	110,000	*
James A. McDivitt	265,004	*
Arthur L. Money	131,000	*
Anthony R. Muller	115,000	*
Robert M. White	110,000	*
Warren Pratt	1,143,138	*
Eng Lim Goh	611,285	*
Anthony K. Robbins	1,244,728	*
Jeffrey V. Zellmer	585,156	*
All executive officers and directors as a group (13 persons)	12,393,900	4.48%

*	Less than 1%.
(1)	Calculated based on shares of our common stock outstanding on January 19, 2006, adjusted as required by SEC rules. Unless otherwise indicated, the persons named have sole voting and investment power over the shares shown as being beneficially owned by them, subject to community property laws, where applicable. The table includes the following shares issuable on exercise of options that were exercisable on January 19, 2006, or within 60 days thereafter: Mr. Bishop, 3,020,000 shares; Dr. Edelheit, 110,000 shares; Mr. McDivitt, 100,000 shares; Mr. Money, 130,000 shares; Mr. Muller, 110,000 shares; Dr. White, 110,000 shares; Dr. Pratt, 1,143,138 shares; Dr. Goh, 592,200 shares; Mr. Robbins, 1,207,700 shares; Mr. Zellmer, 565,400 shares; and all directors and executive officers as a group, 7,858,851 shares.

REPORT OF THE COMPENSATION

AND HUMAN RESOURCES COMMITTEE

OF THE BOARD OF DIRECTORS

The following Report of the Compensation and Human Resources Committee of the Board shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that SGI specifically incorporates it by reference into such filing.

The Compensation and Human Resources Committee of the Board of Directors reviews and approves executive compensation policies, including compensation of the Chief Executive Officer. The Committee administers SGI’s stock incentive plans, approves stock option grants for employees, and reviews management performance and the Company’s succession planning. The Committee is currently composed of three independent directors, as defined by the listing standards of the New York Stock Exchange.

Compensation Philosophy

The goals of SGI’s compensation program are to align compensation with SGI’s overall business objectives and performance, to foster teamwork and to enable SGI to attract, retain and reward employees who contribute to its long-term success. In addition, the Committee seeks to establish compensation policies that allow SGI flexibility to respond to changes in its highly competitive and rapidly changing business environment.

Executive Compensation Components

Compensation for SGI’s executive officers generally consists of base salary, annual cash bonus opportunities and long-term incentive equity awards. The Committee assesses the past performance and anticipated future contribution of each executive officer in establishing the total target amount and mix of each element of compensation. The Committee reviews the other elements of compensation in making its decisions about any element of compensation.

Salary. The salaries of the executive officers, including the Chief Executive Officer, are determined by the Committee with reference to several surveys of salaries paid to executives with similar responsibilities at comparable companies, primarily in the high technology industry. These comparable companies are not included in the S&P Computer Hardware Index reflected in the performance graph in this proxy statement. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. SGI seeks to set executive compensation levels that are competitive with the average levels of peer group compensation. The Company deferred its annual salary review for executive officers for fiscal 2005, although in one case, a modest adjustment was made to reflect additional management responsibilities.

Annual Incentive Compensation. The Committee annually reviews and approves an executive incentive program to tie incentive payments to executive officers to certain Company financial goals. During fiscal 2005, all executive officers were eligible for target bonuses based on a percentage of their base salary, depending on their positions. The bonus, if awarded, is computed as a percentage of that target based on SGI’s performance in achieving specified objectives, as determined by the Committee. For fiscal 2005, these objectives included the achievement by SGI of certain revenue and operating profit goals. No payments were made for fiscal 2005 under this program.

Variable Compensation. The Committee also annually reviews and approves a variable compensation plan for certain executives in the Company’s sales, service and product groups. During fiscal 2005, these executives were eligible for target bonuses based on a percentage of their base salary. The bonus, if awarded, is computed as a percentage of that target based on the achievement of revenue and margin goals in the executive’s specific area of responsibility. Payments were made to one eligible executive officer under this plan for fiscal 2005.

Stock Options and Restricted Stock Awards. Stock options and restricted stock awards are designed to align the interests of executives with the long-term interests of the stockholders. Historically, the Committee has granted equity awards that vest over a period of service to substantially all of the Company’s employees, including its executive officers, to encourage retention and contributions to improved Company performance. No stock options or restricted stock awards were granted to executive officers during fiscal 2005.

Fringe Benefits. As described under the Summary Compensation Table, certain of our executive officers receive additional benefits approved by the Committee. For example, certain executive officers receive car allowances and one executive officer receives a housing allowance. In fiscal 2005, Mr. Bishop received a small reimbursement for taxes in connection with his car allowance, while Dr. Goh received a reimbursement totaling less than $10,000 for taxes in connection with a patent bonus award and car and housing allowances. Otherwise, the benefit plans for executive officers are substantially similar to those of other employees. For example, the Company makes matching contributions (up to a certain limit) for all employees who participate in the Company’s 401(k) savings plan, including executive officers.

Compensation of the Chief Executive Officer. Our Chairman and Chief Executive Officer, Robert R. Bishop, received an annual base salary of $800,000 during fiscal 2005. His salary has remained unchanged since he joined the Company in the fall of 1999. The Committee conducts a quarterly review and measurement of Mr. Bishop’s performance against objectives set by the Committee, including the Company’s revenue and operating profit goals as well as individual performance measures. The Committee set Mr. Bishop’s target bonus under the fiscal 2005 executive incentive program at 100% of his base salary. As described above, no payments were made under this program for fiscal 2005.

Section 162(m)

SGI is subject to Section 162(m) of the U.S. Internal Revenue Code, which limits the deductibility of certain compensation payments to its executive officers. SGI does not have a policy requiring the Committee to qualify all compensation for deductibility under this provision. The Committee’s current view is that SGI derives substantial benefits from the flexibility provided by the current system, in which the selection and quantification of performance targets are modified from year to year to reflect changing conditions. However, the Committee considers the net cost to SGI in making all compensation decisions and will continue to evaluate the impact of this provision on its compensation programs.

COMPENSATION AND HUMAN RESOURCES COMMITTEE
Lewis S. Edelheit, Chairman
Arthur L. Money Anthony R. Muller

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee of the Board shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that SGI specifically incorporates it by reference into such filing.

The management of the Company is responsible for establishing and maintaining internal controls and for preparing the Company’s consolidated financial statements. The independent auditors are responsible for auditing the financial statements. It is the responsibility of the Audit Committee of the Board to oversee these activities and otherwise to fulfill the responsibilities outlined in its charter. These responsibilities also include hiring and replacing the independent auditors and evaluating the performance and independence of the independent auditors.

The Board has adopted a written charter for the Audit Committee, amended as of May 2004. Each member of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange and SEC rules.

The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended June 24, 2005, including a discussion of significant judgments and accounting principles.

The Audit Committee has discussed with Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 60, 61 and 99, which includes, among other items, matters encountered during the conduct of the audit of the Company’s financial statements and also discussed NYSE listing requirements surrounding the auditor’s internal quality-control procedures and outcome of any quality control reviews within the preceding five years.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, which relates to the auditors’ independence from the Company. The Audit Committee has discussed with Ernst & Young LLP its independence from the Company.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. The Company obtains these services from other service providers as needed. The Audit Committee has been reducing the scope and amount of permissible non-audit services obtained from Ernst & Young and obtaining those services from other providers. This activity continued in fiscal 2005 and will continue in fiscal 2006. See “Fees Paid to the Independent Registered Public Accounting Firm” for more information regarding fees paid to Ernst & Young for services in fiscal 2005 and 2004.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved that the audited financial statements be included in the Company’s annual report on Form 10-K filed with the SEC, for the fiscal year ended June 24, 2005.

AUDIT COMMITTEE

Anthony R. Muller, Chairman

James A. McDivitt

Robert M. White

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth the cash and equity compensation for the most recent three fiscal years for Robert R. Bishop, Chief Executive Officer, and each of the four other most highly compensated executive officers of SGI as of June 24, 2005.

		Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)		Other Annual Compensation ($)(2)		Options (#)	All Other Compensation ($)(3)
Robert R. Bishop (4) Chairman and Chief Executive Officer	2005 2004 2003	$800,000 800,000 800,000	$	— 160,000 —		$2,349 — —	— 500,000 —	$8,237 9,115 9,116

Warren C. Pratt Chief Operating Officer and Executive Vice President	2005 2004 2003	$495,000 495,000 495,000	$	— 79,200 —		$5,307,812 279,164 310,781	— 250,000 —	$3,113 3,113 2,780

Eng Lim Goh Senior Vice President and Chief Technology Officer	2005 2004 2003	$365,000 365,000 365,000		$1,000 31,000 —		$9,968 2,392 —	— 150,000 200,000	$896 747 597

Anthony K. Robbins President, SGI Federal and Senior Vice President, SGI Global Defense Strategies	2005 2004 2003	$357,200 370,938 357,200	$	— 199,252 98,231	$	— — 412	— 175,000 250,000	$3,040 2,732 2,426

Jeffrey V. Zellmer Senior Vice President and Chief Financial Officer	2005 2004 2003	$325,000 325,000 325,000	$	— 41,000 —	$	— 64,045 255,609	— 150,000 225,000	$1,988 1,857 1,726

(1)	The bonus column for Mr. Robbins includes commissions paid.
(2)	Perquisites and other personal benefits did not exceed $50,000 or 10% of any named executive officer’s salary for fiscal 2005, 2004 or 2003—these benefits consisted of car allowances for Mr. Bishop and Dr. Goh; a housing allowance for Dr. Goh; and certain sales recognition awards for Mr. Robbins. The amounts set forth above consist of the following: Mr. Bishop—amounts reimbursed by the Company for payment of taxes for fiscal 2005 in connection with a car allowance; Dr. Pratt—loan forgiveness, income on imputed interest and amounts reimbursed by the Company for payment of taxes in connection with the loans described in “Certain Transactions” in the amounts of $5,307,812, $279,164, and $270,927 for fiscal 2005, 2004 and 2003, respectively, and tax equalization payments for fiscal 2003; Dr. Goh—amounts reimbursed by the Company for payment of taxes for fiscal 2005 in connection with a patent bonus award and car and housing allowances and for fiscal 2004 in connection with a patent bonus award; Mr. Robbins—amounts reimbursed by the Company for payment of taxes for fiscal 2003 in connection with sales recognition awards; Mr. Zellmer—loan forgiveness, income on imputed interest and amounts reimbursed by the Company for fiscal 2004 and 2003 for payment of taxes in connection with a loan that was forgiven in accordance with its terms in July 2003.
(3)	Includes the Company’s contribution of $1,200 for each fiscal year to the 401(k) savings plan for each named executive officer other than Mr. Bishop and Dr. Goh. The remaining amount for each named executive officer represents term life insurance premiums paid by the Company.
(4)	Mr. Bishop elected to defer his salary and bonus for fiscal 2003 and a portion of fiscal 2004.

Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at June 24, 2005		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert R. Bishop	0	—	2,840,000	410,000	$0	$0
Warren C. Pratt	0	—	1,071,411	209,000	0	0
Anthony K. Robbins	0	—	1,131,450	188,500	48,000	0
Eng Lim Goh	0	—	529,200	157,000	24,000	0
Jeffrey V. Zellmer	0	—	497,900	165,000	32,000	0

(1)	The amounts in this column reflect the difference between the closing market price of the common stock on June 24, 2005, which was $0.73, and the option exercise price. The actual value of unexercised options fluctuates with the market price of the common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Based on the written representations of its directors and executive officers and a review of the copies of such forms filed during the fiscal year ended June 24, 2005, we believe that our executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements.

Equity Compensation Plan Information

	As of June 24, 2005
	Number of shares to be issued on exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders (1)	19,180,123	$2.6090	15,869,675	(2)
Equity compensation plans not approved by stockholders (3)	15,956,691	$2.4715	2,037,617

Total	35,136,814	$2.5466	17,907,292

(1)	Additionally there are outstanding options to purchase an aggregate of 304,586 shares of our common stock at a weighted average exercise price of $6.0978 per share. The options were assumed in connection with an acquisition in 1996. No additional awards can be granted under this assumed plan.
(2)	Includes 9,015,009 shares available at June 24, 2005 for future issuance under the Employee Stock Purchase Plan.
(3)	Consists of the Amended and Restated 1996 Supplemental Non-Executive Equity Incentive Plan, which is described below.

Amended and Restated 1996 Supplemental Non-Executive Equity Incentive Plan

The Board approved the 1996 Supplemental Non-Executive Equity Incentive Plan in April 1996 and amended the plan to increase the number of authorized shares in July 2001. The plan was not submitted to a stockholder vote. Under the plan, stock awards and nonstatutory stock options may be granted to Company employees with a status below vice-president. Subject to certain adjustments upon a change in capitalization, as of June 24, 2005, the number of shares of our common stock issuable pursuant to options outstanding under the plan was 15,956,691, and 2,037,617 shares remained available for grant. The plan will remain in effect until terminated by the Board. The Compensation and Human Resources Committee is responsible for administering the plan.

The per share exercise price for the shares issuable is determined by the committee, which has generally been the fair market value of the shares on the date of grant. Currently, we generally grant options with seven-year terms. Options may not have terms longer than ten years. However, in the event a holder ceases to be an employee of the Company, such holder may be required to exercise the option or right prior to the end of the seven-year period. The Committee determines the vesting schedules of awards granted under the plan. Unless otherwise determined by the committee at the time of grant, any options will become exercisable in full if, within 24 months after a change in control of the Company, the option holder’s employment is terminated without cause or the option holder resigns due to certain involuntary relocations or reductions in compensation.

The Board may amend, alter, suspend or terminate the plan at any time, subject to compliance with applicable rules and regulations. However, no amendment, alteration, suspension or termination of the plan may impair the rights of any holder of an option or right, unless mutually agreed between the holder and the Company.

CERTAIN TRANSACTIONS

Arrangements with Executive Officers

Employment Continuation Agreements. We have entered into employment continuation agreements with each of our executive officers and senior vice presidents with the goal of encouraging the continued employment of key executives in the event of a potential change in control of SGI. Under the agreements, each executive officer and senior vice president is entitled to a termination payment equal to two years of his or her compensation if employment with SGI is terminated within 24 months after a change in control, and is granted full vesting of options and restricted stock effective after a change in control.

Executive Loans. During fiscal 2001 and 2002, we extended certain loans to Dr. Pratt as described below. The loans were intended to provide a retention incentive and were approved by the Compensation and Human Resources Committee of the Board. Since the loans were extended, federal legislation has been enacted prohibiting such extensions of credit to executive officers and accordingly, no future extensions of credit will be made by the Company, although we have continued to honor our contractual obligations under pre-existing extensions of credit.

Dr. Pratt was made Chief Operating Officer in April 2001. Under his amended employment agreement entered into at that time, referred to as the Letter Agreement, we committed to extend credit of $5 million to Dr. Pratt, to be paid in annual installments through May 2004 subject to his continued employment with the Company. Pursuant to this agreement, we advanced funds of $2 million in May 2001 and an additional $1 million in each of May 2002, 2003, and 2004. This loan matured in accordance with its terms on May 15, 2005, referred to as the Measurement Date. The terms of the loan provided for Dr. Pratt to repay the loan in an amount equal to the value of his vested stock options and restricted stock held or sold from May 2000 through the Measurement Date, with the remaining balance to be forgiven. In accordance with the Letter Agreement, on May 16, 2005, Dr. Pratt repaid $120,008 of the outstanding principal amount of the loan, an amount equal to the market value of his vested options and restricted stock at the Measurement Date, and the remaining amount of the loan was forgiven. Dr. Pratt is responsible for any income taxes resulting from the forgiveness of the remaining amount of the loan pursuant to its terms. In connection with the settlement of the loan in May 2005, Dr. Pratt entered into a Release Agreement with the Company pursuant to which Dr. Pratt released the Company and our officers, directors and affiliates from all claims and liabilities that might otherwise arise from or be asserted with respect to his employment at SGI.

In September 2000, we also made Dr. Pratt two five-year relocation loans secured by his California residence. Dr. Pratt received a $250,000 loan with an annual interest rate of 6.75% to be repaid in September 2005 or on the earlier sale of the residence or termination of his employment. Dr. Pratt also received a $500,000 loan at no interest to be forgiven in monthly installments over five years subject to continued employment with the Company. To the extent that Dr. Pratt is subject to income tax as a result of the interest free nature of the loan, we agreed to pay Dr. Pratt an amount, which after the imposition of taxes on the amount, will equal the amount of the income taxes arising due to the interest free nature of the loan or the forgiveness of principal and interest under the loan. Dr. Pratt’s maximum aggregate indebtedness to the Company during fiscal 2005 under these relocation loans was $149,119. Dr. Pratt fully repaid the $250,000 loan in August 2004. The $500,000 loan was fully forgiven in accordance with its terms in September 2005.

COMPANY STOCK PRICE PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return

The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that SGI specifically incorporates it by reference into such filing.

In accordance with SEC rules, we are required to present a table showing a line-graph presentation comparing cumulative five-year returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. We have selected the S&P 500 Index for the broad equity index and the S&P Computer Hardware Index as an industry standard for the five fiscal year period commencing June 30, 2000 ending June 24, 2005. The stock price performance shown on the graph below is not necessarily of future performance.

*	Assumes $100 invested on June 30, 2000 in SGI common stock, the S&P 500 Stock Index, and the S&P Computer Hardware, with reinvestment of dividends.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or Management may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Sandra M. Escher

Sandra M. Escher
Senior Vice President, General Counsel and Secretary

Dated: January     , 2006

EXHIBIT A

REVERSE STOCK SPLIT PROPOSAL

The Board of Directors of Silicon Graphics, Inc. (the “Company”) has declared advisable and has unanimously adopted resolutions setting forth the following alternative amendments to the Restated Certificate of Incorporation, as amended, of the Company, not more than one of which may be effected by the Board on or prior to March 23, 2007 if approved by the Company’s stockholders. The alternative amendment selected by the Board as described in the Proxy Statement would be included immediately after the first paragraph of the Fourth Article of the Company’s Restated Certificate of Incorporation, as amended.

1-for-10 Reverse Stock Split Ratio

Effective at 4:30 p.m., New York City time, on the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Reverse Split Effective Time”), every ten issued and outstanding shares of the Common Stock issued and outstanding shall be automatically changed and reclassified, as of the Reverse Split Effective Time and without further action, into one fully paid and nonassessable share of the Common Stock. No fractional share shall be issued in connection with the foregoing reverse stock split; and all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing reverse stock split and each fractional share resulting from such aggregation of Common Stock held by such stockholder shall be rounded up to the nearest whole share. Any stock certificate that represented shares of Common Stock immediately before the Reverse Split Effective Time shall, automatically and without the need to surrender the same for exchange, represent the number of shares of Common Stock immediately after the Reverse Split Effective Time resulting from the reverse stock split.

1-for-15 Reverse Stock Split Ratio

Effective at 4:30 p.m., New York City time, on the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Reverse Split Effective Time”), every fifteen issued and outstanding shares of the Common Stock issued and outstanding shall be automatically changed and reclassified, as of the Reverse Split Effective Time and without further action, into one fully paid and nonassessable share of the Common Stock. No fractional share shall be issued in connection with the foregoing reverse stock split; and all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing reverse stock split and each fractional share resulting from such aggregation of Common Stock held by such stockholder shall be rounded up to the nearest whole share. Any stock certificate that represented shares of Common Stock immediately before the Reverse Split Effective Time shall, automatically and without the need to surrender the same for exchange, represent the number of shares of Common Stock immediately after the Reverse Split Effective Time resulting from the reverse stock split.

1-for-20 Reverse Stock Split Ratio

Effective at 4:30 p.m., New York City time, on the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Reverse Split Effective Time”), every twenty issued and outstanding shares of the Common Stock issued and outstanding shall be automatically changed and reclassified, as of the Reverse Split Effective Time and without further action, into one fully paid and nonassessable share of the Common Stock. No fractional share shall be issued in connection with the foregoing reverse stock split; and all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing reverse stock split and each fractional share resulting from such aggregation of Common Stock held by such stockholder shall be rounded up to the nearest whole share. Any stock certificate that represented shares of Common Stock immediately before the Reverse Split Effective Time shall, automatically and without the need to surrender the same for exchange, represent the number of shares of Common Stock immediately after the Reverse Split Effective Time resulting from the reverse stock split.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SILICON GRAPHICS, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Silicon Graphics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated January     , 2006, and hereby appoints Robert R. Bishop and Sandra M. Escher, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on March 23, 2006 at 3:00 p.m. local time at the Crowne Plaza Hotel, 4290 El Camino Real, Palo Alto, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR a reverse stock split in one of three ratios and a change in number of authorized shares, FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and as said proxies deem advisable on such other matters as may properly come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒	Please mark votes as in this example.

This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR the approval of proposals 2 and 3 set forth below, and as said proxies deem advisable on such other matters as may properly come before the meeting.

1.	ELECTION OF DIRECTORS

Nominee for Class I Director: Lewis S. Edelheit

Nominee for Class I Director: Anthony R. Muller

FOR ☐	WITHHELD ☐

☐
For all nominees except as noted above

2.	DIRECTORS’ PROPOSAL TO APPROVE A REVERSE STOCK SPLIT IN ONE OF THREE RATIOS AND A CHANGE IN NUMBER OF AUTHORIZED SHARES.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL YEAR 2006.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

Signature: __________________________________________________________ Date: ___________________

Signature: __________________________________________________________ Date: ___________________

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW